July 5, 2016

Ms. Michelle Lanken

Dear Ms. Lanken:

We are delighted to confirm to you that we are offering you the position of Chief Financial Officer at Function(X) Inc. (“Fn(X)” or the “Company”), subject to the terms and conditions set forth herein. You will become an at-will employee commencing with the start date stated in Section 1 of this letter. The terms and conditions of your employment with Fn(X) are set forth in this letter and our employee manual. This offer is subject to the satisfactory completion of the conditions set forth in Section 13(a) of this letter.

1.    Start Date. Your appointment is effective as of the date you commence work for the Company, which shall be not later than July 5, 2016.

2.    Duties. You will work in New York, NY and initially report to the Chief Executive Officer and Chief of Staff, or such other person as the Company may designate from time to time. You shall devote your full time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you.

3.    Compensation.

(a)    Base Salary. In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions. Currently, the Company’s payroll is payable on the fifteenth and the last day of each month. As an exempt employee, you will not be eligible for overtime pay.

(b)    Annual Bonus. At the end of each year of your employment, you will be entitled to an annual bonus (the “Annual Bonus”) of not less than Fifty Thousand Dollars ($50,000.00) per year, which shall initially be payable in restricted shares of the Company’s common stock. The timing and method of payment of the Annual Bonus will be subject to the approval of the Compensation Committee of the Company’s Board of Directors.

(c)    Equity Grants: You will be eligible to participate in the Company’s Employee Stock Plan, and any grants will be subject to the discretion of the Company’s Compensation Committee.

4.    Benefits. Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you may be eligible to participate in benefits offered by the Company, as may be in effect or modified from time to time. Furthermore, you are currently eligible for twenty (20) days of paid time off per calendar year (such days to be prorated based on the date you commence employment with the Company) in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon with your manager.

5.    Termination.

(a)     Either you or the Company may terminate this Agreement at any time for any reason.

(b)    If you are terminated for Cause (as hereinafter defined), or if you terminate this Agreement, then the Company will have no further obligations to you other than to pay your Base Salary through the date of termination and reimburse you for any unreimbursed expenses you have incurred (such obligations, the “Accrued Obligations”).

(c)    If the Company terminates you without Cause or if you die or become permanently disabled during the term of this Agreement:

(i)    You will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to three (3) months’ Base Salary (which payment may be made in cash, or, if either the Compensation Committee or You so elect, in shares of the Company’s common stock, the value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made).

(ii)    All options to purchase Company stock or any restricted stock units granted under this Agreement or any other agreement that have not previously vested shall vest.

(d)    Your entitlement to the payments described in this Section 5 (other than the Accrued Obligations) is expressly contingent upon you first providing the Company with a signed general release of claims in favor of the Company substantially in the form attached as Exhibit A hereto (the “Release”) and not revoking such Release for a period of seven (7) days after its execution or thereafter. In order to be effective, the Release must be delivered by you to the Company no later than forty-five (45) days following the Termination Date. In the event that the 45 day period following the Termination Date begins in one calendar year and ends in another calendar year, the cash payments to be made under this Section 5 (other than the Accrued Obligations), shall be paid in the later calendar year.

(e)    For the purposes of this Agreement, “Cause” shall mean that you have:

(i)    committed an act which, as set forth in any employment handbook promulgated by the Company, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Company’s notice to you;

(ii)    engaged in any intentional act of fraud against the Company;

(iii)    engaged in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Company;

(iv)    refused to perform the duties required or requested consistent with your obligations under this Agreement and under law, which refusal continues for more than five (5) days following the Company’s written notice of such refusal;

(v)    been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vi)    materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable; or

(vii)    engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(h)    (i)    In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of You pursuant to the terms of this Agreement or otherwise, which is made in connection with, or arising out of, his employment with the Company or a Change of Control of the Company or a substantial portion of its assets (a "Payment") is a "parachute payment" within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to you being equal to or greater than three times the "base amount," as defined in Section 280G(b)(3) of the Code, (the "Parachute Threshold") so that you would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") and the net after-tax benefit that you would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit you would receive if the full amount of the Payments were paid to you, then the Payments payable to you shall be reduced (but not below zero) so that the Payments due to you do not exceed the amount of the Parachute Threshold, reducing first any cash Payments under Section 5 hereof.

(ii)    All determinations required to be made under this Section 5, including whether any Payment is a "parachute payment" and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm designated by the Company (the "Firm") and shall be based upon "substantial authority" (within the meaning of Section 6662 of the Code). The Firm shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Firm shall be borne by the Company. Any determination by the Firm shall be binding upon the Company and you.

(i)    (i)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code ("Section 409A") or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if you are a "specified employee" within the meaning of Section 409A, any payments or arrangements due upon a termination of your employment under any arrangement that constitute a "nonqualified deferral of compensation" within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after your "separation from service" (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of your death.

(ii)    After any Termination Date, you shall have no duties or responsibilities that are inconsistent with having a "separation from service" within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a "separation from service" as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a "nonqualified deferral of compensation" within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(iii)    To the extent that any reimbursements pursuant to this agreement or otherwise are taxable to you , any reimbursement payment due to you pursuant to such Section shall be paid to you on or before the last day of the taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year.

6.    Compliance with Policies and Procedures. You agree to be bound by and to comply fully with all Company policies and procedures for employees.

7.    Confidentiality.

(a)    You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the "Confidential Information") of the Company. You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company's advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this letter, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order. You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company's business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 8(a) the Company shall be entitled to the entry of an injunction or other equitable relief and you shall not object to such injunction or equitable relief on the basis of an adequate remedy at law or other reason. This remedy shall be in addition to any other remedies available to the Company.

(b)    You agree not to disclose the terms of this letter to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by law.

(c)    You agree that you will not disparage the Company or its subsidiaries, any of their products or services, or any of their officers or directors.

8.    Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you during the term of your employment which directly or indirectly relate to the Company's business, whether alone or in conjunction with others (collectively, and without limitation, the "Company Work Product"), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute "works made for hire" under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law. In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you during the term of your employment. You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution. You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 8. You hereby irrevocably name the Company as your attorney-in¬-fact, and irrevocably grant to the Company a power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 8; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company. The rights granted to the Company in this Section 9 shall continue in effect after the termination or expiration of your employment term to the extent necessary for the Company's full enjoyment of such rights.

9.    Restrictive Covenants. During the Term and for a period of one (1) year after termination of your employment hereunder, you shall not:

(a)    Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Company to limit, curtail or cancel its business with the Company;

(b)    Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Company to: (A) terminate his, her, or its employment or business relationship with the Company; or (B) commit any act that, if committed by you, would constitute a breach of any term or provision of this Section 9; or

(c)    Own, operate, manage, control, engage in, participate in, permit my name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, competes with the Company.

10.    Background Information. As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by Fn(X) or by a third party. These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment. Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired. Your rights relating to this background check are more fully set forth on the attached release.

11.    Representations. You represent, warrant and covenant to the Company that you are free to execute this letter and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound. Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.

12.    Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein. You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this letter. This document supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates. No employee or representative of the Company, other than in a writing signed by an authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this letter.

13.    Miscellaneous.

(a)    This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening, authorization of your right to work in the United States, and the absence of any non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company.

(b)    If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)    This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises. Any controversy, dispute or claim arising out of or relating to this agreement or breach thereof or relating to your employment shall first be submitted to mediation in New York City administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision. Judgment on the award may be entered in any court having jurisdiction

If the terms of this letter are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this letter below and return it to me by the deadline provided above.

Sincerely,

Function(X) Inc.

/s/ Robert F.X. Sillerman

Robert F.X. Sillerman
Executive Chairman and Chief Executive Officer

Acknowledged and Agreed to:

/s/ Michelle Lanken
Name:    Michelle Lanken

902 Broadway, 11th Floor
New York, NY 10010
212-231-0092